NEWS RELEASE
R&B, Inc.




                                                  Corporate Headquarters:
                                                   R&B, Inc.
                                                   3400 East Walnut Street
                                                   Colmar, Pennsylvania 18915
                                                   Fax: (215) 997-8577


For Further Information Contact:       Visit our Home Page: www.rbinc.com
Mathias J. Barton, CFO
(215) 997-1800 x 5132
MBarton@rbinc.com


R&B, Inc. Reports Sales and Earnings for the Second Quarter Ended June 25, 2005

         Colmar, Pennsylvania (July 29, 2005) -- R&B, Inc., (NASDAQ:RBIN) today announced financial results for the second quarter ended June 25, 2005. Sales increased 7% to $68.6 million from $64.3 million in the same period last year. Net income in the second quarter of 2005 was $4.6 million compared to net income of $5.3 million in the same period last year. Diluted earnings per share in the second quarter of 2005 decreased 14% to $0.25 from $0.29 in the same period last year.

         For the six months ended June 25, 2005, sales increased 8% to $129.8 million from $120.3 million in the same period last year. Net income for the first six months of 2005 was $8.1 million compared to net income of $8.6 million in the same period last year. Diluted earnings per share for the first six months of 2005 decreased 6% to $0.44 compared to $0.47 in the same period last year.

         Prior year earnings per share and common stock information have been adjusted to reflect the 2-for-1 stock split that occurred in March of 2005.

         The sales increases in 2005 are primarily the result of increased sales volume from new products. Net income was down due to lower gross margins and increases in selling, general and administrative expenses ("SG&A"). Gross margins declined as a result of a continued mix shift to lower margin automotive hard parts. SG&A increased at rates in excess of the sales increase due to the Company's decision to invest additional resources in new product development and promotional support.

         Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "Our year over year increase in SG&A costs is primarily the result of increased product development costs associated with our previously-announced strategy of delivering twice as many new parts in half the time by the end of 2006. The benefits of this strategy continue to be affirmed by our customers as they increase their sales and profits with our dynamic new product offering. We are committed to this high level of support. There is a current negative impact on profitability as we make these investments, which we believe will be more than offset by future sales growth, customer satisfaction and overall opportunities for the business."

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         R&B, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware and brake products to the automotive aftermarket and household hardware to the general merchandise markets. R&B's products are marketed under more than thirty proprietary brand names, through its Motormite, Dorman, Allparts, Scan-Tech, MPI and Pik-A-Nut businesses.

         Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's Annual Report on Form 10-K under "Business - Risk Factors."

                            R&B, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                   13 Weeks         13 Weeks
                                   --------         --------
Second  Quarter (unaudited)      6/25/05  Pct.   6/26/04     Pct.
                                 ------  -----    -------   -----
Net sales                       $68,611  100.0   $64,277    100.0
Cost of goods sold               43,668   63.6    39,317     61.2
Gross profit                     24,943   36.4    24,960     38.8
Selling, general and
 administrative expenses         16,925   24.7    15,846     24.6
Income from operations            8,018   11.7     9,114     14.2
Interest expense, net               682    1.0       769      1.2
Income before income taxes        7,336   10.7     8,345     13.0
Provision for income taxes        2,708    4.0     3,028      4.7
Net income                      $ 4,628    6.7   $ 5,317      8.3
Earnings per share
     Basic                      $  0.26    -    $  0.30        -
     Diluted                    $  0.25    -    $  0.29        -
Average shares outstanding
     Basic                       17,927    -     17,691        -
     Diluted                     18,464    -     18,387        -

                                  6 Weeks           26 Weeks
                                  --------          --------
Year-to-date (unaudited)        6/25/05   Pct.   6/26/04     Pct.
                                -------   ----   -------    ------
Net sales                      $129,842  100.0  $120,282    100.0
Cost of goods sold               82,206   63.3    74,707     62.1
Gross profit                     47,636   36.7    45,575     37.9
Selling, general and
 administrative expenses         33,548   25.8    30,504     25.4
Income from operations           14,088   10.9    15,071     12.5
Interest expense, net             1,289    1.0     1,530      1.2
Income before income taxes       12,799    9.9    13,541     11.3
Provision for income taxes        4,717    3.7     4,906      4.1
Net income                      $ 8,082    6.2    $8,635      7.2
Earnings per share
     Basic                      $  0.45     -    $  0.49       -
     Diluted                    $  0.44     -    $  0.47       -
Average shares outstanding
     Basic                       17,906     -     17,608       -
     Diluted                     18,457     -     18,325       -

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                           R&B, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (in thousands)

                                  6/25/05            12/25/04
Assets:                         (Unaudited)
                                ----------           ---------
Cash and cash equivalents        $  2,061            $  7,152
Accounts receivable                66,827              60,962
Inventories                        70,521              61,436
Prepaid expenses and other          9,855              10,026
Total current assets              149,264             139,576
Property & equipment               27,311              25,698
Goodwill                           29,424              29,410
Other assets                          720                 720
Total assets                     $206,719            $195,404

Liability & Shareholders' Equity:
Current portion of long-term debt$  9,058            $  9,045
Accounts payable                   15,039              15,599
Accrued expenses and other         11,649              13,347
Total current liabilities          35,746              37,991
Long-term debt and other           32,026              25,714
Deferred income taxes               7,245               6,472
Shareholders' equity              131,702             125,227
Total Liabilities and Equity     $206,719            $195,404


Selected Cash Flow Information (unaudited):
(in thousands)                    13 Weeks             26 Weeks
                                  --------             --------
                            6/25/05     6/26/04    6/25/05    6/26/04
Depreciation and
amortization                $1,448       $1,155    $2,774     $ 2,235
Capital Expenditures        $1,953       $3,450    $4,113     $ 5,212


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